Aradigm to Request Hearing Regarding Its Continued Listing on Nasdaq Capital Markets

HAYWARD, CA -- 10/24/2006 -- Aradigm Corporation (NASDAQ: ARDM) has requested a hearing before a NASDAQ Listing Qualifications Panel to discuss its continued listing on the NASDAQ Capital Market. This hearing is being requested as a result of preliminary financial results, which indicate that for the third quarter ended September 30, 2006, the company's shareholder equity may be below the minimum requirements of $2.5 million set forth by NASDAQ. If granted a hearing, the company will outline its near-term plans for regaining and maintaining compliance.

"Our third quarter operating results remain on track, and we have sufficient cash for the near-term operations of the company. With our current plans, we anticipate being able to create a sustainable common shareholder equity position," said Thomas Chesterman, Aradigm's Chief Financial Officer. "I would caution our investors, though, we may not be granted a hearing and may be delisted immediately from the Nasdaq Capital Market or, even if granted a hearing, we may not succeed in convincing Nasdaq to allow us to maintain our listing. If we are delisted from the Nasdaq Capital Market, we will likely be traded on the Pink Sheets or the Over-The-Counter Bulletin Board, which will further reduce the liquidity of our common stock and may cause our stock price to drop."

The company plans to announce full financial results for the third quarter on November 10, 2006.

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. Current activities include partnered and self-initiated development programs addressing the treatment of cystic fibrosis, pulmonary hypertension, asthma, inhalation anthrax infections and smoking cessation.

In addition, Aradigm's AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type 1 and Type 2 diabetes. Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Novo Nordisk also remains a substantial shareholder and investor in Aradigm.

Additional information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including preclinical and clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm and AERx are registered trademarks of Aradigm Corporation.

Contact:
Investor Relations
Aradigm Corporation
(510) 265-9370